EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our reports dated February 18, 2026, relating to the financial statements of ARMOUR Residential REIT, Inc. and the effectiveness of ARMOUR Residential REIT, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Miami, Florida
May 8, 2026